Exhibit 16.1

August 28, 2013

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated August 28, 2013 of HedgePath Pharmaceuticals, Inc. (successor to Commonwealth Biotechnologies, Inc.) and are in agreement with the statements contained within Item 4.01 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

Sincerely,

/s/ PBMares, LLP